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                                  EXHIBIT 23.2




                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Shareholders and the Board of Directors
Winn-Dixie Stores, Inc.:

         We consent to the incorporation by reference in this Registration Statement on Form S-8 of Winn-Dixie Stores, Inc. and subsidiaries of our report dated August 7, 2002, relating to the consolidated balance sheets of Winn-Dixie Stores, Inc. and subsidiaries as of June 26, 2002 and June 27, 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended June 26, 2002, and the related financial statement schedule, which reports appear in the June 26, 2002, annual report on Form 10-K of Winn-Dixie Stores, Inc.



                                    /s/ KPMG LLP.


Jacksonville, Florida
May 30, 2003